PROTECTIVE LIFE CORPORATION
LONG-TERM INCENTIVE PLAN
(Originally effective January 1, 2018)
(Amended and Restated as of February 25, 2021)

1.    Purpose. The purpose of the Protective Life Corporation Long-Term Incentive Plan is to further the long-term growth in profitability of Protective Life Corporation by offering long-term incentives to those key executives, officers and employees who will be largely responsible for such growth.

2.    Definitions.

    “Award” shall mean any grant or award made under the Plan.

    “Award Agreement” shall mean any agreement, letter and/or other provisions document that evidences and/or governs an Award.

    “Award Period” shall mean the period of calendar years fixed by the Committee with respect to all Performance Unit Awards with the same Date of Grant (but no more than five years) commencing with each Date of Grant, except that the Award Period for a recently hired employee or an employee with a new position or title may be for such lesser period as determined by the Committee.

    “Board” shall mean the Board of Directors of the Company.

    “Cause” shall mean (i) a conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct; or (iii) a violation of the Company’s Code of Business Conduct.

    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

    “Code Section 409A” shall mean Section 409A of the Code and any regulations, authorities, rulings, or guidance issued thereunder.

“Committee” shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board shall designate from time to time) or any subcommittee thereof.

    “Company” shall mean Protective Life Corporation, a Delaware corporation.

    “Company Change in Control” shall mean, subject to Code Section 409A, as applicable, the occurrence of one or more of the following: (i) any one person or more than one person acting as a group (as provided in Code Section 409A) other than Parent or any of its affiliates (such person or group, an “Acquiring Person”) acquires beneficial ownership of the Company's stock (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50%

of the total voting power of the Company, or (ii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company's assets immediately before such acquisition or acquisitions.

“Company Change in Control Book Value Per Unit” shall mean (i) the PL Tangible Book Value, determined as of the date on which the Company Change in Control occurs, divided by (ii) the Total PL Units as of the date on which the Company Change in Control occurs.

“Date of Grant” shall mean (i) with respect to a Performance Unit Award, as of January 1 of the year in which such Award is made and (ii) with respect to a Restricted Unit Award or Parent-Based Award, the date of grant set forth in the Award Agreement associated with such Award.

“Disability” shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, or (iii) has been determined to be totally disabled by the Social Security Administration.

“Early Retirement” shall mean retirement at or after the time at which the Participant obtains eligibility for early retirement, but before Normal Retirement age, under the terms of the Pension Plan.

“Early Vesting” shall mean “Early Vesting” as defined in the respective Award Agreement, as applicable.

“Eligible Employee” shall mean any person (including any officer) employed by the Company or any Subsidiary.

    “Employment” shall mean continuous and regular salaried employment with the Company or a Subsidiary, which shall include (unless the Committee shall otherwise determine) any period of vacation, any approved leave of absence and any salary continuation or severance pay period and, at the discretion of the Committee, may include service with any former Subsidiary of the Company.

“Final Parent Stock Value” shall mean the average of the closing prices of a share of common stock of the Parent as reported on the Tokyo Stock Exchange for each trading day in the December immediately preceding the payment of a Parent-Based Award (or, if applicable, as specified under Section 8(c), as of the date of a Company Change in Control or a Parent Change in Control), unless the Committee otherwise determines in any Award Agreement.
    “Initial Parent Stock Value” shall mean the average of the closing prices of a share of common stock of the Parent as reported on the Tokyo Stock Exchange for each trading day in the month immediately preceding the month containing the Date of Grant of any Parent-Based Award, unless the Committee otherwise determines in any Award Agreement.

    “Initial Value” shall mean the initial dollar value assigned to a Participant’s Parent-Based Awards, as specified in such Participant’s Award Agreement.

    “Interim Period” shall mean a period of calendar years chosen by the Committee commencing with any Date of Grant, which period is less than the Award Period commencing on the Date of Grant.

    “Merger” means the merger of another subsidiary of the Parent with and into the Company as of February 1, 2015.

    “Normal Retirement” shall mean retirement at or after the earliest age at which the Participant may retire and receive a retirement benefit without an actuarial reduction for early commencement of benefits under the terms of the Pension Plan.

    “Parent” shall mean Dai-ichi Life Holdings, Inc., or any successor thereto.

    “Parent-Based Award” shall mean a cash-denominated Award granted under Section 7 based on the value of the common stock of the Parent over the life of the Award.

    “Parent Change in Control” shall mean the occurrence of any one person or more than one person acting as a group acquiring beneficial ownership of Parent's common stock that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of Parent.

    “Parent Stock Percentage” shall mean the percentage derived from dividing the Final Parent Stock Value by the Initial Parent Stock Value.

    “Participant” shall mean an Eligible Employee who is selected by the Committee to receive an Award under the Plan.

    “Pension Plan” shall mean the qualified Protective Life Corporation Pension Plan.

    “Performance Unit” shall mean any Award granted under Section 5 which becomes vested and nonforfeitable upon the attainment, in whole or in part, of performance objectives determined by the Committee.

    “PL Tangible Book Value” shall mean:

(i)For awards granted on January 1, 2018 through December 31, 2019, the Company’s consolidated GAAP book value of equity less accumulated other comprehensive income, less goodwill created by the Merger (net of impairments), less other intangible assets created by the Merger (net of deferred taxes, accumulated amortization, and impairment), less any cumulative effect adjustments from new accounting pronouncements, plus all dividends paid in excess of planned amounts during the performance period, plus any lost income (determined based on the 30 year treasury rate) on dividends in excess of planned amounts (plus any management fee paid to the Parent).

(ii)For awards granted on January 1, 2020 and after, the Company’s consolidated GAAP book value of equity less accumulated other comprehensive income, less goodwill created by the Merger (net of impairments), less other intangible assets created by the Merger (net of deferred taxes, accumulated amortization, and impairment), less any cumulative effect adjustments from new accounting pronouncements, plus all dividends paid during the performance period, plus any management fee paid to the Parent.

“PL Tangible Book Value Per Unit” as of any date shall mean the quotient of (i) PL Tangible Book Value as of the date of the most recently reported quarterly balance sheet last preceding the date of determination, as specified below in various circumstances, divided by (ii) the Total PL Units as of the date of determination.

“Plan” shall mean this Protective Life Corporation Long-Term Incentive Plan as set forth herein and as may be amended from time to time.

    “Regular Vesting Schedule” shall mean “Regular Vesting Schedule” as defined in the respective Award Agreement, as applicable.

“Restricted Unit” shall mean any Award granted under Section 6 which becomes vested and nonforfeitable, in whole or in part, upon the satisfaction of such conditions as shall be determined by the Committee.

“Specified Employee” shall mean, subject to any Specified Employee Policy of the Company, with respect to April 1 of each calendar year (beginning April 1, 2005) and for the 12-month period thereafter, any person who met the definition of a “key employee” of the Company under Code Section 416(i) (without regard to Code Section 416(i)(5)) at any time during the preceding calendar year, all as provided in Code Section 409A.

“Subsidiary” shall mean any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.

“Termination of Employment” shall mean a Participant’s “separation from service” with the Company and the Subsidiaries and affiliates by which the Participant is employed, as defined in Code Section 409A (which definition does not include a termination of employment due to death).

“Total PL Units” shall be the number of units equal to (i) the number of units determined by dividing (x) PL Tangible Book Value as of the most recently reported quarterly balance sheet preceding the Date of Grant by (y) $100; plus (ii) the number of units determined by dividing (A) the dollar amount or value of any capital contribution made to the Company directly or indirectly by the Parent during the Award period by (B) the PL Tangible Book Value Per Unit determined as of the date of the most recently reported quarterly balance sheet preceding the date the capital contribution is made.

3.    Administration of the Plan.

    The Plan shall be administered by the Committee which, subject to the provisions of the Plan, shall have the authority to select the Eligible Employees who are to participate in the Plan, to determine the Awards to be made to each Participant, and to determine the conditions subject to which Awards will become payable under the Plan. Notwithstanding anything else contained herein to the contrary, the Committee may delegate any and all of its duties and responsibilities (including the selection of Eligible Employees to be Participants under Section 4 hereof) in respect of all Participants other than the

“executive officers” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934 or such broader group of key employees that the Committee or Board determines to be necessary or appropriate) to a committee of officers comprised of the President and Chief Executive Officer, and any two or more of his or her direct reports, as determined from time to time in his or her sole discretion.

    The Committee shall have full power to administer and interpret the Plan and to adopt such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. Except as otherwise provided in the Plan, the Committee’s interpretation and construction of the Plan and the Award Agreements and its determination of any conditions applicable to Awards or the granting of Awards to specific Participants shall be conclusive and binding on all Participants.

    In connection with its determination as to the extent to which any Performance Unit Award has been earned or the payment of any such Award, the Committee has full discretion to adjust the calculation of any performance objective or criteria applicable to such Award, including, without limitation, PL Tangible Book Value, in order to recognize special or nonrecurring situations or circumstances for the Company or any other Subsidiary, corporation or entity (including, without limitation, changes in accounting principles) for the applicable Award Period or any portion thereof; provided, however, the exercise of any such discretion with respect to an Award shall, to the extent necessary to comply with Code Section 409A, invalidate any outstanding performance-based deferral election and no new performance-based deferral election shall be permitted with respect to such Award. Additionally, in connection with its grant of any Award of Restricted Units, or its determination as to the extent to which any such Award has been earned or the payment of any such Award, the Committee has full discretion to adjust the definition and calculation of PL Tangible Book Value in order to recognize special or nonrecurring situations or circumstances for the Company.

    The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

    The Plan shall be unfunded. Benefits under the Plan shall be paid from the general assets of the Company.

4.    Participation. Participants in the Plan shall be selected by the Committee from those Eligible Employees who, in the judgment of the Committee, have a substantial opportunity to influence the long-term profitability of the Company.

5.    Performance Units.

(a)    Grant of Performance Units.

(i)    After appropriate approval of the Plan, and thereafter from time to time, the Committee shall select Eligible Employees to receive Performance Unit Awards in any year as of the

Date of Grant. Any Eligible Employee may be granted more than one Performance Unit Award under the Plan. An Award of Performance Units hereunder shall not be made unless such Award is in compliance with all applicable law.

(ii)    Payment of a Performance Unit Award to any Participant shall be made in accordance with this Section 5 and shall be subject to such conditions for payment as the Committee may prescribe in an Award Agreement or otherwise. The Committee may prescribe different conditions for different Participants. The performance objectives with respect to such Award shall be related to at least one of the following criteria, which may be determined solely by reference to the performance of the Company or a division or Subsidiary or based on comparative performance relative to other companies: (i) pre-tax and/or after-tax adjusted operating income, operating earnings, net income, operating income, book value, embedded value or economic value added of the Company or a Subsidiary, division or business unit (including measures on a per share basis) or the accumulated earnings of any of the foregoing, (ii) return on equity, assets or invested capital, (iii) assets, sales or revenues, or growth in assets, sales or revenues, of the Company or a Subsidiary, division or business unit, (iv) efficiency or expense management (such as unit cost), (v) risk management or third-party ratings, (vi) capital adequacy (including risk-based capital), (vii) investment returns or asset quality, (viii) premium income or earned premium, (ix) value of new business or sales, (x) negotiation or completion of acquisitions, financings or similar transactions, (xi) customer service metrics, and (xii) such other reasonable criteria as the Committee may determine. Except to the extent otherwise expressly provided herein, the Committee may, at any time and from time to time, change the performance objectives applicable with respect to any Performance Units to reflect such factors, including, without limitation, changes in a Participant’s duties or responsibilities or changes in business objectives (e.g., from corporate to Subsidiary or division performance or vice versa), as the Committee shall deem necessary or appropriate; provided, however, the exercise of any such discretion by the Committee with respect to an Award shall, to the extent necessary to comply with Code Section 409A, invalidate any outstanding performance-based deferral election and no new performance-based deferral election shall be permitted with respect to such Award. In making any such adjustment, the Committee shall adjust the number of Performance Units or take other appropriate actions to prevent any enlargement or diminution of the Participant’s rights related to service rendered and performance attained prior to the effective date of such adjustment.

(iii)    Each Performance Unit Award shall be made in writing and shall set forth the terms and conditions set by the Committee for payment of such Award including, without limitation, the length of the Award Period and whether there will be an Interim Period with respect to the Award and, if so, the length of the Interim Period. Except as provided in the immediately following sentence, no Performance Unit Award may become payable based on a performance period of less than 12 months. The limitations in the immediately preceding sentence shall not apply (1) in the event of a Participant’s (x) death, (y) Disability, or (z) Early Retirement or Normal Retirement, or (2) in the event of a Company Change in Control.

    (b)     Payment of Performance Unit Awards. Each Participant who is granted a Performance Unit Award shall be entitled to payment of the Award as of the close of the Award Period applicable to such Award, but only if and after the Committee has determined that the conditions for payment of the Award set by the Committee have been satisfied. At the time of grant of each Performance Unit Award, the Committee shall decide whether there will be an Interim Period. If the Committee determines that there shall be an Interim Period for the Award to any Participant, each such Participant granted a Performance Unit Award with an Interim Period shall be entitled to partial payment on account thereof as of the close of the Interim Period, but only if and after the Committee has determined that the conditions for partial payment of the Award set by the Committee have been satisfied. Performance Units paid to a

Participant for an Interim Period may be retained by the Participant and shall not be repaid to the Company, notwithstanding that based on the conditions set for payment at the end of the Award Period such Participant would not have been entitled to payment of some or any of the Award. Any Performance Units paid to a Participant for the Interim Period during an Award Period shall be deducted from the Performance Units to which such Participant is entitled at the end of the Award Period.

    As soon as practicable, but not later than 60 days, after the end of the Award Period, the Committee will determine the extent to which any Performance Unit Award has been earned. Unless otherwise directed by the Committee, the Company shall make payment of Performance Unit Awards as soon as reasonably practicable after the Committee determines that payment has been earned, but not later than the March 15 following the end of the Award Period. Unless otherwise directed by the Committee, all payments of Performance Unit Awards to Participants shall be made in cash. There shall be deducted from all Performance Unit Award payments all taxes to be withheld with respect to such Awards.

    Unless otherwise set forth in an Award Agreement, for payment of each Performance Unit Award, the value of each earned Performance Unit shall equal the PL Tangible Book Value Per Unit determined as of the date of the most recently reported quarterly balance sheet preceding the date payment is made.

    (c)     Termination.

(i)Termination Due to Death, Disability or Retirement. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment by reason of Disability, Early Retirement or Normal Retirement, or upon a Participant’s death, such Participant (or, as applicable, such Participant’s legal representative or beneficiary) will receive a payment with respect to a pro-rata portion of such Participant’s Performance Units, determined based on a fraction, the numerator of which is such Participant’s period of employment during the Award Period and the denominator of which is the total number of days in the Award Period. The amount in respect of such Participant’s pro-rated Performance Units will be determined by applying the performance achieved through the end of the Award Period against the performance schedules set forth in the Award Agreement. The remaining portion of such Participant’s Performance Units (i.e., the excess over the pro-rated portion) shall be forfeited as of the date of such Participant’s Termination of Employment by reason of Disability, Early Retirement or Normal Retirement or the date of such Participant’s death, as applicable.

(ii)Special Termination. If a Participant experiences a Termination of Employment by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any outstanding and unpaid Performance Units shall be at the discretion of the Committee. Any portion of such Participant’s Performance Units which the Committee determines is not eligible for payment under this Section 5(c)(ii) shall be forfeited as of the date of such Participant’s Termination of Employment.

(iii)Other Termination. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment for any reason not set forth in Sections 5(c)(i) or (ii), any outstanding and unpaid Performance Unit Award shall be forfeited as of the date of such Participant’s Termination of Employment.

(iv)Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment for Cause prior to the date such Participant’s Performance Units are paid pursuant to Section 5(b), all of such Participant’s outstanding and unpaid Performance Units will be forfeited.

6.    Restricted Units.

    (a)     Grant of Restricted Units. The Committee may grant Awards of Restricted Units to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine. Except as provided in the immediately following sentence, no Award of Restricted Units may become vested more rapidly than (i) ratably over a period of 36 months of service, if such Award would vest upon the passage of time and the continued performance of services or (ii) based on a performance period of 12 months, if such Award would vest upon the achievement of specified performance conditions. The limitations in the immediately preceding sentence shall not apply (i) in the event of a Participant’s (1) death, (2) Disability, or (3) Early Retirement or Normal Retirement, or (ii) in the event of a Company Change in Control. Each grant of Restricted Units shall be evidenced by an Award Agreement.

    (b)      Payment of Restricted Units.

(i)Restricted Units that become vested in accordance with the Regular Vesting Schedule shall be settled in cash following (but not later than the March 15 immediately following) the date as of which such Restricted Units become vested based on PL Tangible Book Value Per Unit determined as of the date of the most recently reported quarterly balance sheet preceding the date payment is made.

(ii)Any Restricted Units that become vested by reason of Early Vesting shall nonetheless be settled in cash following (but not later than the March 15 immediately following) the date as of which such Restricted Units would have become vested (but for such Early Vesting) if you had remained in the Company's employment through each of the applicable dates in the Regular Vesting Schedule, based on PL Tangible Book Value Per Unit determined as of the date of the most recently reported quarterly balance sheet preceding the date payment is made.

    (c)     Termination.

(i)Termination Due to Death, Disability or Normal Retirement. If a Participant experiences a Termination of Employment due to Disability or Normal Retirement or upon a Participant’s death, such Participant’s Restricted Units will immediately vest in full.

(ii)Early Retirement. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment due to Early Retirement, a pro-rated portion of such Participant’s Restricted Units, as more particularly set forth in the Participant’s Award Agreement, will immediately vest. Any Restricted Units that do not vest upon Early Retirement pursuant to the preceding sentence will be forfeited.

(iii)Special Termination. If a Participant experiences a Termination of Employment by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any unvested portion of such Participant’s Restricted Unit Award shall be at the discretion of the Committee. Any portion of such Participant’s Restricted Units which the Committee determines is not eligible for payment under this Section 6(c)(iii) shall be forfeited as of the date of such Participant’s Termination of Employment.

(iv)Other Termination. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment for any reason not set forth in Sections 6(c)(i), (ii) or (iii), any unvested portion of such Participant’s Restricted Unit Award shall be forfeited as of the date of such Participant’s Termination of Employment.

(v)Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment for Cause prior to the date such Participant’s Restricted Units are paid pursuant to Section 6(b), all of such Participant’s vested and unvested Restricted Units will be forfeited.

7.    Parent-Based Awards.

    (a)     Grant of Parent-Based Awards. The Committee may grant Parent-Based Awards to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine. Except as provided in the immediately following sentence, no Parent-Based Award may become vested more rapidly than 36 months from the Date of Grant, if such Award would vest upon the passage of time and the continued performance of services. The limitations in the immediately preceding sentence shall not apply (i) in the event of a Participant’s (1) death, (2) Disability, or (3) Early Retirement or Normal Retirement, or (ii) in the event of a Company Change in Control. Each grant of a Parent-Based Award shall be evidenced by an Award Agreement.

    (b)     Payment of Parent-Based Award.

(i)Any Parent-Based Award that becomes vested in accordance with the Regular Vesting Schedule shall be settled in cash following (but not later than the March 15 immediately following) the date as of which such Parent-Based Award becomes vested. Such amount payable shall be calculated in accordance with Section 7(b)(iii) below.

(ii)Any Parent-Based Award that becomes vested by reason of Early Vesting shall nonetheless settled in cash following (but not later than the March 15 immediately following) the date as of which such Parent-Based Award would have become vested (but for such Early Vesting) if the Participant had remained in the Company's Employment through the applicable date specified in the Regular Vesting Schedule. Such amount payable shall be calculated in accordance with Section 7(b)(iii) below.

(iii)The aggregate amount payable in respect of any vested Parent-Based Award under Section 7(b)(i) or (ii) shall be equal to the percentage of such Parent-Based Award that has become vested multiplied by the product of the Initial Value and Parent Stock Percentage.

    (c)     Termination.

1.Termination Due to Death, Disability or Normal Retirement. If a Participant experiences a Termination of Employment due to Disability or Normal Retirement or upon a Participant’s death, such Participant’s Parent-Based Award will immediately vest in full.

2.Early Retirement. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment due to Early Retirement, a pro-rated portion of such Participant’s Parent-Based Award, as more particularly set forth in the Participant’s Award Agreement, will immediately vest. Any portion of a Participant’s Parent-Based Award that does not vest upon Early Retirement pursuant to the preceding sentence will be forfeited.

3.Special Termination. If a Participant experiences a Termination of Employment by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any unvested portion of such Participant’s Parent-Based Award shall be at the discretion of the Committee. Any portion of such Participant’s Parent-Based Award which the Committee determines is not eligible for payment under this Section 7(c)(iii) shall be forfeited as of the date of such Participant’s Termination of Employment.

4.Other Termination. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment for any reason not set forth in Sections 7(c)(i), (ii) or (iii), any unvested portion of such Participant’s Parent-Based Award shall be forfeited as of the date of such Participant’s Termination of Employment.

5.Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to a Participant on such terms and conditions as the Committee may determine, if a Participant experiences a Termination of Employment for Cause prior to the date such Participant’s Parent-Based Award is paid pursuant to Section 7(b), all vested and unvested portions of such Participant’s Parent-Based Award will be forfeited.

    (d)     Adjustments in Respect of Parent Common Stock. If prior to the last vesting date of a Participant’s Regular Vesting Schedule, there shall occur a change in the Parent's common stock as a result of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase such common stock at a price substantially below fair market value, or other similar event such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee or the Board shall adjust the Final Parent Stock Value so that it is equal to the value of such number of whole or fractional shares of Parent common stock or other property (including other securities or cash) as a Parent shareholder immediately prior to such event held or was entitled to receive in respect of one share of Parent common stock immediately after such an event. Any determination by the Committee or the Board as to the value of any property other than Parent common stock shall be final, binding and conclusive on all parties.

8.    Change in Control.

    (a)     Performance Units. In the event of a Company Change in Control, the Award Period shall be deemed to have ended on the date of the Company Change in Control and the Participant shall be deemed to have earned the greater of (i) 100% of the Performance Units, or (ii) the percentage of Performance Units with respect to such Participant’s Award based upon performance through the date of the Company Change in Control (instead of over the duration of the Award Period). Each Performance Unit so earned shall be paid within 45 days following the date on which the Company Change in Control occurs, based on the Company Change in Control Book Value Per Unit, if available within 10 days before such payment date; or, if the Company Change in Control Book Value Per Unit is not then available, then 90% of the value of each Performance Unit, based on the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control, shall be paid within 45 days of the Company Change in Control, followed by an additional payment in respect of each such Performance Unit within 75 days of such Company Change in Control equal to the excess, if any, of (i) the Change in Control Book Value Per Unit over (ii) 90% of the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control.

    (b)     Restricted Units. In the event of a Company Change in Control, all Restricted Units will immediately vest and shall be settled in cash within 45 days following the date on which the Company Change in Control occurs, based on the Company Change in Control Book Value Per Unit, if available within 10 days before such payment date; or, if the Company Change in Control Book Value Per Unit is not then available, then 90% of the value of each Restricted Unit based on the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control, shall be paid within 45 days of the Company Change in Control, followed by an additional payment within 75 days of such Company Change in Control equal to the excess, if any, of (i) the Change in Control Book Value Per Unit over (ii) 90% of the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control.

(c)     Parent-Based Awards.

(i)In the event of a Company Change in Control, all Parent-Based Awards will immediately vest and shall be settled in cash, based on the Parent Stock Percentage, but the Final Parent Stock Value shall be determined based on the average of the closing prices of the Parent common stock on all trading days during the 30-calendar day period ended on the date on which the Company Change in Control occurs. Payment of the amount so determined will be paid within 60 days following the date on which the Company Change in Control occurs.

(ii)In the event of a Parent Change in Control that results in the common stock of Parent no longer being actively traded on a public securities exchange, all Parent-Based Awards shall be converted to Restricted Units as of the date of the Parent Change in Control. Such conversion to Restricted Units shall be effected in the manner described below. First, the dollar value of the Parent-Based Awards shall be determined as of the Parent Change in Control, with the Final Parent Stock Value used to determine the Parent Stock Percentage determined using the average of the closing prices of the

Parent common stock on all trading days during the 30-calendar day period ended on the date on which the Parent Change in Control occurs. The resulting dollar value of the Parent-Based Awards shall then be converted into Restricted Units by dividing such dollar value by the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding the Parent Change in Control. Notwithstanding the foregoing, all terms and provisions of the Parent-Based Award Agreement shall otherwise be maintained, including, but not limited to, the vesting schedule and payment timing provisions of such agreement.

9.    General Provisions.

    (a)     Withholding. The Company will withhold an amount in cash (whether under the Plan or otherwise) sufficient to satisfy any applicable federal, state, and/or local tax withholding obligations in respect of Awards under the Plan.

    (b)     Section 409A Compliance. To the extent that any Award constitutes “deferred compensation” under Section 409A of the Code, such Award is intended in good faith to comply with Code Section 409A. The payment of any Award made hereunder that is subject to Code Section 409A may not be accelerated or delayed, except as specifically allowed under Code Section 409A. Any Plan provision to the contrary notwithstanding (and subject to any Company Specified Employee Policy), to the extent required by Code Section 409A, payments to be made to a Specified Employee upon a Termination of Employment may not be made before the date that is 6 months after the date of the Termination of Employment (or, if earlier, the date of death of the Specified Employee). To the extent an Award under this Plan is subject to Code Section 409A, the “specified time or fixed schedule” under Treasury Regulation Sections 1.409A-3(a)(4) and 1.409A-3(i)(1) shall be the date on which payment is triggered to be settled in cash (but not later than the March 15 immediately following).

    (c)     Awards. Each Award hereunder shall be evidenced in writing. The written agreement shall be delivered to the Participant and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

    (d)     Cancellation of Performance Units. The Committee may cancel Performance Units granted to a Participant, provided the Participant has consented thereto in writing. In the event of any such cancellation, all rights of the former holder of such cancelled Performance Units in respect to such cancelled Performance Units shall immediately terminate.

    (e)     No Assignment of Interest. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant’s immediate family or to a trust or similar arrangement for the benefit of such immediate family members (collectively, the “Permitted Transferees”), an Award or interest of any Participant in the Plan shall not be assignable, either by voluntary assignment or by operation of law, and any assignment of such interest, whether voluntary or by operation of law, shall render the Award void, except that cash payable under the Plan shall be transferable by testamentary will or by the laws of descent and distribution. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant, or, if applicable, the Permitted Transferees.

    (f)     Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form or manner approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(g)      Employment Rights. An Award made under the Plan shall not confer any right on the Participant to continue in the employ of the Company or any Subsidiary or limit in any way the right of the Participant’s employer to terminate his or her Employment at any time.

    (h)     Expenses. The expenses of administering the Plan shall be borne by the Company.

    (i)     No Rights to Awards. No Participant or Eligible Employee shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity of treatment of Participants and Eligible Employees.

    (j)      Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.
    (k)     Effective Date. The Plan was originally effective as of January 1, 2018.

    (l)     Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such amendment would (i) change the definition of Performance Unit; or (ii) remove the administration of the Plan from the Committee. Without the written consent of an affected Participant, no termination, suspension or modification of the Plan shall adversely affect any right of such Participant under the terms of an Award granted before the date of such termination, suspension or modification.

    (m)     Amendment of Awards. The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; provided, however, that no outstanding Award may be revoked or altered in a manner unfavorable to the Participant without the written consent of the Participant; provided, further, that the exercise by the Committee of its authority under the third paragraph of Section 3 shall not constitute an amendment of an Award.

    (n)     Compliance with Legal Requirements. The Plan, the grant and exercise of Awards hereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the exercise of Awards or any other action under the Plan to permit the Company, with reasonable diligence, to complete such required action under any federal or state law, rule, or regulation. Any postponement of the settlement of any Award under this Section 9(n) shall not extend the term of such Award, and the Company, its officers and employees, the Board and the Committee shall have no obligation or liability to a Participant with respect to any Award because of any actions taken pursuant to the provisions of this Section 9(n).

(signature page follow)

[Signature Page to Protective Life Corporation Long-Term Incentive Plan]

IN WITNESS WHEREOF, Protective Life Corporation has executed this document as of the ___ day of __________, 2021.

                            PROTECTIVE LIFE CORPORATION

                                                                                By: _______________________________
Richard J. Bielen, President and Chief Executive Officer

[Signature Page to Protective Life Corporation Long-Term Incentive Plan]